Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

          This Settlement Agreement and Mutual Release (herein the “Agreement”) is made as of December 27, 2006 (herein “Date of Execution”) by and between Stephen Forrest Beck (herein “Beck”), an individual with offices at 489 Pimiento Lane, Santa Barbara, CA 93108, on the one hand, and Material Technologies, Inc., a Delaware corporation with offices at 11661 San Vicente Boulevard, Suite 707, Los Angeles, CA 90049 (herein “Matech” or the “Company”) and Robert M. Bernstein, an individual with the same offices as Matech (herein “Bernstein”, and together with Matech, the “Respondents”).

          This Agreement is made for the purpose of finally and completely settling all claims by, among and between Beck and Respondents, as more fully specified and described below.

I.
RECITALS

          Whereas, On April 30, 2001, Beck filed a lawsuit in the Los Angeles County Superior Court against Respondents, in a case entitled Stephen Forrest Beck v. Robert M. Bernstein, Material Technologies, Inc., et al., Civil No. BC 249547, seeking damages for breach of contract, among other things.  On that same date, Matech filed a lawsuit in the Los Angeles County Superior Court against Plaintiff, in a case entitled Material Technologies v. Stephen Forrest Beck, Civil No. BC249495, demanding the return of 244,427 shares of Matech Common Stock.  The actions were thereafter consolidated.

          Whereas, on July 15, 2002, the parties entered into a settlement agreement (herein the “July Agreement”) to resolve the civil actions filed in the Superior Court of Los Angeles, case numbers BC249495 and BC249547;

          Whereas, under the terms of the July Agreement, and in consideration for Beck executing and filing a Substitution of Attorney form and a Request for Dismissal, Respondents agreed to issue Beck one million shares of Matech Class A Common Stock subject to SEC Rule 144 limitations providing that such shares were not tradable for a period of one year from the date of issuance;

          Whereas the one million shares of Matech Class A Common Stock were thereafter to be freely tradable on NASDAQ by Beck with the limitation that Beck not trade more than 10% of the volume of Matech shares publicly traded the previous month, which amount was to be reduced by 50% in the event that double reporting of trades occurred in the previous month;

          Whereas the percentage of Beck’s one million shares in Matech to the total number of outstanding shares on the date of issuance, i.e. 1.78% on July 15, 2002, was not to be diluted for a period of eighteen (18) months thereafter by the issuance of any other Matech shares, options or warrants with no exceptions;

          Whereas if Respondents were to issue additional shares during the eighteen-month period, it must simultaneously issue a sufficient number of shares to Beck such that his percent ownership in Matech as of the date of issuance of the additional shares remained unchanged;

          Whereas any subsequently issued shares to Beck would be subject to the same SEC Rule 144 limitations as the original one million shares;

          Whereas Matech was to establish an escrow account which would contain 2,000,000 shares of stock with an irrevocable letter of instructions in furtherance of the anti-dilution provision;

          Whereas if a dispute arose regarding the settlement agreement, the prevailing party would be entitled to attorney’s fees;

          Whereas, on December 20, 2002, the parties entered into a further agreement whereby Beck was to introduce sources of capital to Respondents (herein the “December Agreement”); and in return for said promise was to receive an initial 500,000 shares of Matech Common Shares, increasing Beck’s non-dilutable percentage ownership of shares to 2.67 percent;

          Whereas the December Agreement also provided that the current anti-dilution provision on the shares held by Beck would be extended to July 30, 2006, and that a letter to that effect would be sent to the transfer agent;

          Whereas Beck did introduce sources of potential capital to Respondents;

          Whereas, on September 23, 2003, Respondents reverse split Matech’s shares outstanding 1000 to 1 and subsequently issued approximately 73 million new shares;

          Whereas Respondents did not subsequently issue Beck the 2.67 percent of the 73 million shares, or 1,949,100 shares that were due to him;

          Whereas as of January 31, 2006, and subsequent to the September issuance of shares, Respondents have issued approximately 145,911,233 additional shares, of which Beck was entitled to 2.67 percent, or 3,895,829 shares;

          Whereas Respondents have not issued Beck anti-dilution shares under the terms of the July and December agreements as to the additional 2.67 percent of the 145,911,233 shares, or 3,895,829 shares;

          Whereas Beck is now owed 5,824,929 shares from the September 2003 reverse split and the additional shares issued between September 2003 and January 31, 2006;

          Whereas Respondents reverse split the shares 1-for 300 as part of a recapitalization again in October 2006, issuing up to 71 million shares;

          Whereas Beck brought a complaint before the Los Angeles Superior Court, in a matter entitled Beck v. Material Technologies, Inc., Bernstein, Case No. SC088898, and that matter is currently pending in the West District of Los Angeles.

          Whereas, without admitting liability, the parties desire to avoid litigation and mutually settle the dispute on the terms set forth below;

          Whereas Beck and Respondents, and each of them, have engaged in extensive good faith negotiations in an effort to settle the dispute between them for all possible causes of action relating to the above sequence of events, and have agreed to resolve all said causes of action against one another;

          Whereas, in consideration of the waiver and release of the right to seek a judicial determination of liability for any and all causes of action that each party may have against the other that is the subject of the above sequence of events; and for other good and valuable consideration not herein recited, Beck and Respondents hereby agree as follows:

II
TERMS OF AGREEMENT  AND MUTUAL GENERAL RELEASE

     Section 1     Based upon the foregoing Recitals, which are incorporated herein by this reference and form a material part of this Agreement, and upon the mutual covenants and conditions contained in this Agreement and upon all conditions precedent being satisfied, the following shall occur:

          (i)       The parties, and each of them, shall execute and carry out the terms of this Agreement.

          (ii)       Anti-Dilution Shares: Matech shall, no later than five (5) days after the date this agreement is executed, establish an Anti-Dilution Escrow account as described in the Irrevocable Escrow Instructions with Interwest Transfer contained in Exhibit A and deposit into it 5 million shares issued to Beck as of the date of this Settlement Agreement (the “Anti-Dilution Shares”), of which no less than 1,895,000 Matech shares, or 2.67% of the 71 million shares Matech currently has authority to issue under the recapitalization, which represent shares earned by Beck in the July Agreement and the December Agreement, shall be immediately tradable.  If Beck receives an amount greater than $800,000 from the sale of 1,263,800 of such shares (1.78% of 71 million), then the remaining Anti-Dilution Shares shall be returned to the Company.

                    (a)     Company’s counsel shall provide an opinion that the sale of the 1,895,000 of such shares conforms to the requirements for the public resale of shares under SEC Rule 144.

          (iii)     Downside Protection Guarantee: Matech guarantees that Beck will receive not  less than $800,000 (gross amount, not taking into consideration selling expenses including commissions) from the sale of Anti-Dilution Shares.

                    (a)     Should Beck sell all of the shares issued to him in (ii) above and not receive total proceeds of $800,000, then an additional number of shares (“Additional Anti-Dilution Shares”) shall be released to Beck from the Anti-Dilution Escrow described in (iv) below. The number of such shares shall be calculated by subtracting the total amount received by Beck from the sale of such Anti-Dilution Shares from $800,000 and dividing that amount by the share price on the date on which Beck sold his last Anti-Dilution share.  If the proceeds from the sale of such Additional Anti-Dilution Shares are not sufficient to bring the amount received by Beck from the sale of Anti-Dilution Shares to $800,000, then the same procedure shall be followed until Beck receives that amount.

                    (b)     In the event that Beck receives $800,000 from the sale of Anti-Dilution Shares prior to selling the full number of any Additional Anti Dilution Shares released to him from the escrow, then he shall return to the escrow the remaining Additional Anti-Dilution Shares once he has received $800,000.

                    (c)     Beck’s counsel may provide an opinion that the sale of Additional Anti-Dilution Shares conforms to the requirements for the public resale of shares under SEC Rule 144.  The

Company shall provide such documents as reasonably necessary to support such opinion.  The Company agrees to review and reasonably honor such a Rule 144 opinion letter.

          (iv)     Anti-Dilution Escrow:  The Company will add shares in the name of Beck to the escrow to maintain 5,000,000 shares in such account at all times.  The Company will pay the cost of the escrow.

          (v)     “Upside Shares:”   Beck will have anti-dilution protection for 21 months from the date of the execution of this Agreement.

                    a)     During this period, in each quarter that Matech issues shares for any reason (except the issuance of shares to Beck pursuant to this agreement), it will issue Beck 1.78% of the number of such shares as of the same date such shares were issued and the shares shall be released to Beck from escrow at the end of each quarter in which Matech issues shares to any third party.

                    b)     The Upside Shares shall also include 1.78% of all shares issued under the recapitalization of the Company as described in the Company’s 8K Filing of October 27, 2006 or any other recapitalization of the Company that may occur.

                    c)     The shares described in this paragraph shall be held in the Upside Shares Escrow until the earlier of the time when Beck has received the full $800,000 from the sale of shares from the Anti-Dilution Escrow described in Section (ii), or on the expiration of one year from the execution date of this agreement.  At that time, the shares in this account will be made available to Beck, will be subject to the Trading Limitations set forth in subsection (vi), and will be released to Beck in accordance with the terms of this Agreement.  Proceeds from the sale of the shares in this paragraph shall not count against the $800,000 guarantee in (iii) above.

                    d)     Respondents will establish an “Upside Shares Escrow” by issuing 5,000,000 shares to Beck within five (5) days of the date of this Settlement Agreement and depositing such shares in the “Upside Shares Escrow” account.  The Company will add shares in the name of Beck to the escrow to maintain 5,000,000 shares in such account at all times.  The Company will pay the cost of the escrow.

                    e)     The shares issued pursuant to this Section 1(v) will be “restricted securities” under the Securities Act of 1933, will contain an appropriate restrictive legend, and will not be saleable for at least one (1) year from the date Beck is entitled to receive them.

          (vi)     Trading Limitations:

                    a)     Beck will limit the number of shares traded to a non-cumulative monthly amount equal to no more than 8% of the prior month’s volume of Matech shares as determined by Fidelity.com., and will further limit the number of shares traded on any given day to 1/20th of  that amount.  The number of shares derived from the above calculations shall be rounded up to the nearest 10 shares and that shall be the trading limit. Rounding will be adjusted in the event the trading volume increases in a proportionate amount as follows:  if the monthly trading volume is at least 1 million shares for any given month, then rounding shall increase to 100 shares; if the monthly trading volume increases to 10 million shares for any given month, then rounding shall increase to 1,000 shares, and so forth.  This limitation on trading shall apply to both Anti-Dilution and Upside Shares (after they are released from escrow).  However, should the escrow holder fail to supply Beck with the tradable shares prior to the third trading day of the month due to their resignation or for any other reason, then the trading volume will be raised to account for that delay.  The trading month for purposes of this paragraph shall be from the third trading day of each month through the second trading day of the following month.  Example 1: If InterWest is five days late in a given month, then the volume for the remaining days of the month will be 8% of the prior months volume divided by 15 rather than 20 (20-5=15).  Example 2:  If Interwest is two months late, then the limit in the third month would be 8% of month one + 8% of month two divided by 20.  In the event Beck sells more shares than he is allowed in any given month, he will be penalized in the following month by a reduction in the number of shares he can sell in that following month in an equal amount.

                    b)     The trading limitations referred to here and in other portions of this Agreement shall be adjusted to account for any stock splits or reverse stock splits.  For example, if in the month prior to a 100 to 1 reverse stock split the trading volume was 30,000,000 shares, then in the month following a reverse stock split, the monthly trading volume limit would be adjusted to 300,000 and Mr. Beck could sell 8%, or 24,000 shares during that month with a daily limit of 1,200 per day.  This provision shall not be interpreted to further limit the ability of Beck to trade shares of Matech beyond the 8% limit contained in paragraph a) above. The parties specifically acknowledge that there was a reverse stock split in November 2006 and that the 8% calculation may need to be adjusted to account for the reverse stock split.

                    c)     Matech shall have the option of paying cash for any stock Mr. Beck wishes to sell within any given month consistent with the other terms of the agreement by informing Mr. Beck orally and in writing of its intent to exercise this option prior to the last day of the previous month.  For example, if 10,000,000 shares were traded in March, Mr. Beck could sell 8% or 800,000 shares in April.  If the stock was selling at $.10 on April 1st, Matech would have the option of paying Mr. Beck $80,000 cash by April 3 and Mr. Beck could not sell any stock during April.  However, in the event that the average share price in the month in which Matech purchases shares from Mr. Beck (as calculated by adding the closing share price for each trading day of the month and dividing by the number of trading days) is higher than the price paid to Mr. Beck, the Company shall pay to Mr. Beck the difference between the amount originally paid to him and the amount Beck would have received had he sold the shares at the average share price for the month.  Beck will not be required to reimburse the Company in the event that the shares price should decline below the level paid to  Beck by the Company.

          (vii)     Waiver of Trading Limits:  Matech may waive or increase the trading limit for any given period of time by sending Beck a letter or email to that effect, specifying the number of shares above the limit in (vi) above and the time period within which such shares must be traded.

          (viii)     Failure to Deliver Shares:  In the event that for any reason, Matech or the escrow company has not delivered to Beck the shares to which he is entitled and he is thereby unable to sell such shares, then the monthly trading limitation shall be adjusted to permit Beck to sell all of the shares that he would otherwise have been entitled to sell, calculated in accordance with (vi)(a) above.

          (ix)     Disputes over Trading Limits:  Beck will, no later than the fifth of each month, provide a trading report showing the date, price, and amount of shares sold on each day during the previous month.  This report shall be generated by Beck’s broker.  Any dispute over Trading Limits shall not be grounds for the Company to refuse to issue shares to Beck that are otherwise due but any such dispute shall be resolved informally through discussion by the parties or if this is not successful then it shall be resolved through mediation or arbitration under the rules of the American Arbitration Association.

          (x)     Escrow Instructions:  Company and Beck will send irrevocable escrow Instructions as contained in Exhibit A to InterWest Transfer within five (5) days of execution of this agreement.

          (xi)     Cash Payment:

                    (a)     Company shall pay the sum of $44,000 to the client trust account of Beck’s attorneys on the date of execution of this Settlement Agreement.

                    (b)     Company will also pay Beck 7.5% (net of any expenses incurred by the company, including finders fees and other commissions) of any cash raised from the sale of equity (e.g. common or preferred stock, exercise of warrants or options for common or preferred stock) by the Company beginning on December 1, 2006 until such time as Beck has reached the $800,000 guarantee set forth in Section II.1.iii above.

          (xii)     Date of Trading:  In no event shall Beck trade any shares prior to January 1, 2007.

          (xiii)    No Personal Guarantee:    Bernstein shall not be personally liable for any amounts owed to Beck.

          (xiv)    Dismissal:     Upon receipt of a fully executed copy of this Agreement, the Anti-Dilution Shares, the cash payment as well as notification that the Upside Escrow Shares have been delivered to the escrow company, Beck will dismiss the matter that is currently before the Los Angeles Superior Court, entitled Beck v. Matech, Case No. SC088898, subject to the court retaining jurisdiction to enforce this settlement agreement under CCP 664.6.

     Section 2     Material Representations   This agreement is contingent upon the following material representation made by the Company to Beck: (1) that the company has the intent to continue to exist and does not foresee being delisted within at least the next nine (9) months, and (2)  that the Company has the intent to seek additional capital after that date.

     Section 3     Release of All Claims

          (i)     Upon receipt of a fully executed copy of this Agreement, as well as notification that the five (5) million Anti-Dilution Shares and the five (5) million Upside Escrow Shares have been delivered to the escrow company, Beck, for himself and for any and all of his alter egos, dba’s, predecessors-in-interest, successors-in-interest, assigns, heirs, executors, past and present owners, officers, directors, managing directors, agents, employees, attorneys, parent companies, subsidiaries, affiliates, administrators, principals, shareholders, representatives, insurers, partners (of any kind), joint venturers, trusts, trustors, trustees, beneficiaries and all others who may take any interest in the matter herein, hereby generally releases, acquits and discharges Respondents, and each of them, and any and all of their respective alter egos, dba’s, predecessors-in-interest, successors-in-interest, assigns, heirs, executors, past and present owners, officers, directors, managing directors, agents, employees, attorneys, parent companies, subsidiaries, affiliates, administrators, principals, shareholders, representatives, insurers, partners (of any kind), joint venturers, trusts, trustors, trustees, beneficiaries, LLC members and all others who may take any interest in the matter herein, from all claims, counterclaims, causes of actions, demands, losses or damages of any kind, rights of offset, obligations, debts, damages, sums of money, actions, rights, losses and expenses (including, but not limited to, attorneys’ fees, expert fees and costs), obligations and liabilities of any character, nature or kind, whether based in law or in equity, whether based on contract, tort, statutory or other legal or equitable theory of recovery, arising out of or in connection with any errors, omissions, facts, events or matters occurring or existing at any time up to the effective date of this Agreement, including all claims which were asserted and/or could have been asserted in by Beck.

          (ii)     Upon receipt of a fully executed copy of this Agreement and Entry of Dismissal as set forth above, Respondents, and each of them, for themselves individually and/or collectively, and for any and all of their respective and/or collective alter egos, dba’s, predecessors-in-interest, successors-in-interest, assigns, heirs, executors, past and present owners, officers, directors, managing directors, agents, employees, attorneys, parent companies, subsidiaries, affiliates, administrators, principals, shareholders, representatives, insurers, partners (of any kind), joint venturers, trusts, trustors, trustees, beneficiaries and all others who may take any interest in the matter herein, hereby generally release, acquit and discharge Beck, and any and all of its alter egos, dba’s, predecessors-in-interest, successors-in-interest, assigns, heirs, executors, past and present owners, officers, directors, managing directors, agents, employees, attorneys, parent companies, subsidiaries, affiliates, administrators, principals, shareholders, representatives, insurers, partners (of any kind), joint venturers, trusts, trustors, trustees, beneficiaries and all others who may take any interest in the matter herein, from all claims, counterclaims, causes of actions, demands, losses or damages of any kind, rights of offset, obligations, debts, damages, sums of money, actions, rights, losses and expenses (including, but not limited to, attorneys’ fees, expert fees and costs), obligations and liabilities of any character, nature or kind, whether based in law or in equity, whether based on contract, tort, statutory or other legal or equitable theory of recovery, arising out of or in connection with any errors, omissions, facts, events or matters occurring or existing at any time up to the effective date of this Agreement, including all claims which were asserted and/or could have been asserted by Respondents.

     Section 4     Effectiveness of Release   The parties, and each of them, hereby acknowledge and agree that the releases contained herein by all parties to this Agreement shall be effective when, and only when, this Agreement has been signed by the parties hereto, and each of them.

     Section 5     Independent Legal Advice   The parties, and each of them, hereby acknowledge and represent that they have received independent legal advice from attorneys of their own choosing with respect to the advisability of making the settlement provided for in this Agreement, and with respect to the advisability of executing this Agreement, and that they have read this Agreement in its entirety and fully understand its contents.  Further, the parties hereto acknowledge that this Agreement is executed voluntarily by each of them, without any duress or undue influence on the part or on behalf of any of them.

     Section 6     No default   The parties, and each of them, represent and warrant that the execution, delivery and performance of this Agreement does not contravene or constitute a default under any agreement, contract (either implied, oral or written), judgment, injunction, order, decree or any other binding instrument.

     Section 7     Waiver of unknown claims   The parties, and each of them, hereby acknowledge that they are familiar with California Civil Code 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her, must have materially affected his or her settlement with the debtor.

With respect to this Agreement, the parties, and each of them, hereby voluntarily waive the provisions of California Civil Code Section 1542.

     Section 8     No other Representations   The parties, and each of them, hereby acknowledge that no other party or agent or attorney of any other party has made a promise, representation, or warranty whatsoever, express or implied, not contained herein concerning this Agreement. The parties, and each of them, hereby acknowledge that they have not executed this Agreement in reliance upon any promise, representation or warranty not contained herein.

     Section 9     Fully Integrated Agreement   The parties, and each of them, hereby acknowledge that this Agreement is an integrated agreement, and that it is the entire agreement by, among and between the parties, and each of them, with respect to the subject hereof and supersedes all prior and/or contemporaneous oral and/or written agreements and discussions, if any. This Agreement may be modified or amended only in writing, and signed by the party whose rights are thereby affected.

     Section 10     No oral waiver   No provisions of this Agreement may be waived unless in writing and signed by the party whose rights are thereby waived. Waiver of any one provision of this Agreement shall not he deemed to be a waiver of any other provision herein.

     Section 11     No Admission   This Agreement is a compromise of the claims between the Parties hereto, and each of them, arising out of, among other things, the above-mentioned sequence of events any other matters or disputes as provided for herein, which are being settled to avoid the cost, expense and disruption of litigation related thereto. This Agreement is the product of arms-length negotiations, and is, therefore, not to be construed either as an admission for any purpose whatsoever on the part of any of the parties, or any of them, other than as is necessary to enforce the terms of this Agreement.

     Section 12     Indemnification for Assignment   The parties, and each of them, hereby represent and warrant that they have not previously assigned, reassigned or transferred, or purported to assign, reassign or transfer, any claim, demand, action, cause of action or other right released or discharged herein. The parties, and each of them, hereby agree to indemnify one another, and to hold the others harmless, of, from, and against any and all rights, claims, demands, damages, debts, liabilities, obligations, accounts, reckonings, costs (including, but not limited to, the payment of reasonable attorneys’ fees, expert fees and costs), expenses, liens, actions, or causes of action, related to or otherwise attributable to, any such actual or purported assignment, reassignment or transfer, whether or not litigation is commenced.

     Section 13     Parties Will Do all that is Reasonably Necessary   The parties, and each of them, hereby represent and warrant that they will do all acts and execute and deliver all documents reasonably necessary to effect all provisions of this Agreement.

     Section 14     Prevailing Party’s Attorney’s Fees   If litigation and/or any proceeding of any kind or nature (e.g., motion, petition, etc.) is instituted to interpret or enforce this Agreement, or any term hereof, the party prevailing in that litigation or proceeding as determined by the Court or other tribunal hearing that litigation or proceeding, shall be entitled to recover from the non-prevailing party or parties in addition to any other relief granted, their reasonable attorneys’ fees, costs and expenses incurred in connection with any and all such proceedings, including without limitation, expert witness fees incurred therein, the latter regardless of whether a California Code of Civil Procedure Section 998 offer or similar offer under applicable law is or has been made.

     Section 15     Court Retains Jurisdiction   This Agreement shall be subject to, governed by and enforced pursuant to the laws of the State of California without regard to conflicts of laws. Further, the parties, and each of them, hereby agree to submit exclusively to the jurisdiction of the Los Angeles County Superior Court in any action to interpret or enforce this Agreement or any term hereof, which Court shall retain jurisdiction to enforce the provisions of this Agreement or any term hereof, pursuant to, among other provisions, California Code of Civil Procedure Section 664.6.

     Section 16     Authority to Enter into Agreement   The parties, and each of them, hereby represent and warrant that they have the right, power, legal capacity and authority to enter into and satisfy the terms of this Agreement, and that no further approval or consent of any person or entity is necessary to enter into and satisfy the terms of this Agreement.  The parties further hereby represent and warrant that they are the true and correct parties to the causes of action in the Action and that there are no other affiliates, partnerships, corporations, joint ventures or other entities that are the subject of this lawsuit.

     Section 17     Authorized Representatives   The parties, and each of them, hereby represent and warrant that the undersigned individual representatives of each entity party  are fully authorized to execute this Agreement and to give the releases and other promises contained herein.

     Section 18     Binding Effect   This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective alter egos, dba’s, corporations, predecessors-in-interest, successors-in-interest, assigns, heirs, executors, past and present owners, officers, directors, managing directors, agents, employees, attorneys, parent companies, subsidiaries, affiliates, administrators, principals, shareholders, representatives, insurers, partners (of any kind), joint venturers, trusts, trustors, trustees, beneficiaries and all others who may take any interest in the matter herein.

     Section 19     Equal Drafting Power   This Agreement shall be construed without regard to its drafter, and shall be construed as though the parties, and each of them, participated equally in the drafting of this Agreement.

     Section 20     Divisibility   The provisions of this Agreement are divisible. If any provision of this Agreement shall be deemed invalid or unenforceable, that finding shall not affect the applicability, validity and/or enforceability of any other provision of this Agreement. Rather, if possible, such invalid or unenforceable provision shall be amended to the extent necessary to render it valid and enforceable.

     Section 21     Headers Not Part of Agreement   Any headers used are for descriptive purposes only and are not to be used in interpreting this Agreement.

     Section 22     Notice   Any notice that the parties are required or may desire to deliver, shall be delivered by email and facsimile transmission, with a confirming copy sent by Federal Express or United States mail, proper postage prepaid to the other party at the address set forth herein below.  Such notice shall be deemed delivered on the day that the email and facsimile transmission is made, if made during normal business hours Pacific Standard Time (or the next business day if not sent during normal business hours PST), provided that the sender can reasonably demonstrate that the transmission was made or attempted.  Either party may change its address for purposes of this Notice provision by giving notice as provided herein.

     The initial address for notice is as follows:

          To the Company:        Robert M. Bernstein, President
                                            Material Technologies, Inc.
                                            11661 San Vicente Blvd., Suite 707
                                            Los Angeles, CA 90049
                                            Fax: (310) 473-3177
                                            email:  matech@att.net

                                     Copy to:      Hassel Hill, Jr.
                                                        Law Offices of Hassel Hill, Jr.
                                                        220 North Glendale Ave.
                                                        Glendale, CA 91206
                                                        Tel: (818) 247-0770 Fax: (818) 247-0872
                                                        email:  hasselhilljr@yahoo.com

                      Additional copy to:      Brian A. Lebrecht, Esq.
                                                         The Lebrecht Group, APLC
                                                         9900 Research Drive
                                                         Irvine, CA  92618
                                                         Tel: (949) 635-1240 Fax (949) 635-1244
                                                         email:  blebrecht@thelebrechtgroup.com

        To Stephen F. Beck:     Stephen Forrest Beck
                                            489 Pimiento Lane
                                            Santa Barbara, CA 93109
                                            Fax: (805) 969-1567
                                            email:  SForestB@aol.com

                                     Copy to:      David Shaub
                                                        Shaub & Williams, LLP
                                                        12121 Wilshire Blvd., Suite 205
                                                        Los Angeles, CA 90025
                                                        Tel: (310) 826-6678 Fax: (310) 826-8042
                                                        email:  admin@sw-law.com

THE PARTIES HERETO, AND EACH OF THEM, HEREBY ACKNOWLEDGE THAT THEY HAVE READ THIS SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS AND THAT THEY FULLY KNOW, UNDERSTAND AND APPRECIATE ITS CONTENTS AND THAT THEY SIGN THIS AGREEMENT AND MAKE THE SETTLEMENT PROVIDED FOR HEREIN VOLUNTARILY AND OF THEIR OWN FREE WILL.

[signature page to follow]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple counterparts:

Date:     December 27, 2006                                        ROBERT M. BERNSTEIN, an individual

                                                                                         /s/ Robert M. Bernstein

Date:     December 27, 2006                                        MATERIAL TECHNOLOGIES, INC.,
                                                                                    a Delaware corporation

                                                                                        /s/ Robert M. Bernstein
                                                                                    By:       Robert M. Bernstein
                                                                                    Its:        President

- and -

Date:     December 27, 2006                                        STEPHEN FORREST BECK, an individual

                                                                                        /s/ Stephen F. Beck

EXHIBIT A

IRREVOCABLE ESCROW INSTRUCITONS